UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Paragon 28, Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

69913P105
(CUSIP Number)

December 31, 2023
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69913P105	SCHEDULE 13G

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MVM Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER (1) 10,886,145
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 10,886,145
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,886,145
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 69913P105	SCHEDULE 13G

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MVM V LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER –
	6	SHARED VOTING POWER (1) 5,325,843
	7	SOLE DISPOSITIVE POWER –
	8	SHARED DISPOSITIVE POWER 5,325,843
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,325,843
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 69913P105	SCHEDULE 13G

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MVM V (2020) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER –
	6	SHARED VOTING POWER (1) 5,350,592
	7	SOLE DISPOSITIVE POWER –
	8	SHARED DISPOSITIVE POWER 5,350,592
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,350,592
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 69913P105	SCHEDULE 13G

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MVM GP (No. 5) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER –
	6	SHARED VOTING POWER (1) 209,710
	7	SOLE DISPOSITIVE POWER –
	8	SHARED DISPOSITIVE POWER 209,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 209,710
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 69913P105	SCHEDULE 13G

Item 1.	(a)	Name of Issuer:
Paragon 28, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:
8310 South Valley Highway Suite 3115 Englewood, CO 80112

Item 2.	(a) -	(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

•         MVM Partners, LLC (“MVM Partners”), a Delaware limited liability company;

•         MVM V LP (“MVM V”), an entity formed under the laws of the United Kingdom;

•         MVM V (2020) LP (“MVM V 2020”), an entity formed under the laws of the United Kingdom; and

•         MVM GP (No. 5) LP (“MVM GP”), an entity formed under the laws of the United Kingdom.

The principal business address and principal office of MVM Partners is Old City Hall, 45 School Street, Boston, MA 02108, the principal business address and principal office of MVM V and MVM V 2020 is 38 Wigmore Street, Fourth Floor, Suite 2, London W1U 2RU, United Kingdom and the principal business address and principal office of MVM GP is 50 Lothian Road, Festival Square, Edinburgh, Scotland, EH3 9WJ.

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP Number: 69913P105

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.	OWNERSHIP

(a) Amount Beneficially Owned:

MVM Partners. – 10,886,145

MVM V – 5,325,843

MVM V 2020 – 5,350,592

MVM GP – 209,710

(b) Percent of Class:

MVM Partners. – 13.2%

MVM V – 6.4%

MVM V 2020 – 6.5%

MVM GP – 0.3%

(c) Number of Shares to which such person has:

(i) Sole power to vote or direct the vote:

MVM Partners. – 10,886,145

MVM V – 0

MVM V 2020 – 0

MVM GP – 0

(ii) Shared power to vote or direct the vote:

MVM Partners. – 0

MVM V – 5,325,843

MVM V 2020 – 5,350,592

MVM GP – 209,710

(iii) Sole power to dispose or to direct the disposition of:

MVM Partners. – 10,886,145

MVM V – 0

MVM V 2020 – 0

MVM GP – 0

(iv) Shared power to dispose or to direct the disposition of:

MVM Partners. – 0

MVM V – 5,325,843

MVM V 2020 – 5,350,592

MVM GP – 209,710

The percentages used in this Amendment are calculated based upon on a total of 82,701,207 outstanding shares of Common Stock of the Issuer as reported in the Issuer’s Current Report on Form 10-Q filed on November 8, 2022.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Each of the Reporting Persons may be deemed to be a member of a group with respect to the Issuer or securities of the Issuer for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATIONS.

By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing of influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2024	MVM Partners, LLC

	By:	/s/ Eric Bednarski
	Name:	Eric Bednarski
	Title:	Vice President

MVM V LP
By: MVM Partners, LLC, its Fund Manager
	By:	/s/ Eric Bednarski
	Name:	Eric Bednarski
	Title:	Vice President

MVM V (2020) LP
By: MVM Partners, LLC, its Fund Manager
	By:	/s/ Eric Bednarski
	Name:	Eric Bednarski
	Title:	Vice President

MVM GP (No. 5) LP
By: MVM Partners, LLC, its Fund Manager
	By:	/s/ Eric Bednarski
	Name:	Eric Bednarski
	Title:	Vice President